Exhibit 10.22
[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
LICENSE AND RESEARCH COLLABORATION AGREEMENT
between
GENELABS TECHNOLOGIES, INC.
and
NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

TABLE OF CONTENTS

(a) Page
1. DEFINITIONS AND INTERPRETATION	1
1.1 Definitions	1
1.2 Interpretation	11

2. RESEARCH PROGRAM	12
2.1 General	12
2.2 Conduct of Research	12
2.3 Expansion of Collaboration Field	13
2.4 Genelabs’ FTEs	14
2.5 Joint Research Committee	15
2.6 Exchange of Information	17
2.7 Records and Reports	17
2.8 Research Program Term; Termination	19
2.9 Compliance	20
2.10 Liability	20
2.11 Materials	20
2.12 Scope of this Agreement	21

3. LICENSE; DEVELOPMENT AND COMMERCIALIZATION; EXCLUSIVITY	21
3.1 License Grant	21
3.2 Negative Covenants; No Implied Licenses	22
3.3 Development and Commercialization; Diligence	22
3.4 Excused Performance	22
3.5 Reports on PHARMA Efforts	23
3.6 NS5a Program Rights	23
3.7 Exclusivity	25

4. CONFIDENTIALITY AND PUBLICATION	25
4.1 Nondisclosure Obligation	25
4.2 Permitted Disclosures	26
4.3 Publications	27
4.4 Publicity	27

5. PAYMENTS; ROYALTIES AND REPORTS	28
5.1 Upfront Fee	28
5.2 FTE Rate and Funding	28
5.3 Milestone Payments	28
5.4 Payment of Milestone Payments	29
5.5 Royalties	29
5.6 Reports; Payment of Royalty	30
5.7 Audits	31
5.8 Payments and Exchange Rate	31
5.9 Income Tax Withholding	32

ii

(a) Page
5.10 No Projections	32

6. REPRESENTATIONS, WARRANTIES AND COVENANTS	32
6.1 Representations and Warranties of Both Parties	32
6.2 Genelabs Representations and Warranties	33
6.3 Genelabs Covenants	34
6.4 Disclaimer	34

7. INTELLECTUAL PROPERTY RIGHTS	34
7.1 Ownership of Joint Inventions	34
7.2 Patent Prosecution	35
7.3 Patent Infringement	37
7.4 Defense of Actions	38
7.5 Recoveries	38
7.6 Drug Price Competition and Patent Term Restoration Act	38

8. LIMITATION OF LIABILITY	39

9. TERM AND TERMINATION	39
9.1 Term and Expiration	39
9.2 Termination by PHARMA	39
9.3 Termination for Cause	39
9.4 Effect of Expiration or Termination; Survival	41
9.5 Rights in Bankruptcy	41

10. INDEMNIFICATION	42
10.1 Indemnification by PHARMA	42
10.2 Indemnification by Genelabs	42
10.3 Control of Defense	43
10.4 Insurance	44

11. MISCELLANEOUS	44
11.1 Force Majeure	44
11.2 Assignment and Change of Control	45
11.3 Severability	45
11.4 Notices	45
11.5 Applicable Law	46
11.6 Jurisdiction	46
11.7 Entire Agreement; Amendments	46
11.8 Headings	47
11.9 Independent Contractors	47
11.10 Waiver	47
11.11 Cumulative Remedies	47
11.12 Waiver of Rule of Construction	48
11.13 Trademark Rights	48
11.14 Compliance with Law	48
11.15 Counterparts	48
11.16 No Third Party Beneficiaries	48
11.17 Extension to Affiliates	48
11.18 Further Assurances	48

iii

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
LICENSE AND RESEARCH COLLABORATION AGREEMENT
          This Agreement (the “Agreement”) dated as of June 2, 2006 (the “Effective Date”) is made between Genelabs Technologies, Inc., a California corporation having its principal place of business at 505 Penobscot Drive, Redwood City, California 94063 (“Genelabs”), and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation having its principal place of business at 250 Massachusetts Avenue, Cambridge, Massachusetts 02142 (“PHARMA”).
RECITALS:
          WHEREAS, Genelabs has a research program for the discovery and optimization of certain Non-nucleoside inhibitors of the NS5b polymerase of the hepatitis C virus;
          WHEREAS, PHARMA and Genelabs desire to enter into a research collaboration to discover Collaboration Compounds (as hereinafter defined) upon the terms and conditions set forth herein; and
          WHEREAS, PHARMA desires to develop and commercialize Products in the Field (in each case, as hereinafter defined) arising from the collaboration and Genelabs desires to grant such rights, in each case upon the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:
1.	DEFINITIONS AND INTERPRETATION
          1.1 Definitions. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below. References to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided.
“Accounting Standards” shall mean, with respect to Genelabs, US GAAP (United States Generally Accepted Accounting Principles) and, with respect to PHARMA, IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout such Party’s organization.
“Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” or “controlled” means ownership directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, status as a

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
general partner in any partnership, or any other arrangement whereby a Person controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.
The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.
“Agreed Limit” shall have the meaning set forth in Section 5.5(d).
“Bankruptcy” shall mean, with respect to a Party, such Party becomes insolvent, makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days), or has a receiver or trustee appointed for substantially all of its property.
“Business Day” means any day other than Saturday or Sunday on which the banks in New York are open for business.
“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.
“Change of Control” shall mean, with respect to a Party, the occurrence of any of the following: (a) any consolidation or merger of such Party with or into any other entity, or any other corporate reorganization involving another entity, in which those Persons that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) any Person (or group of Persons acting in concert) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the equity securities then outstanding of such Party normally entitled to vote in elections of directors; or (c) the sale, transfer, lease, license or other disposition to any Person of all or substantially all of such Party’s assets in one or a series of related transactions.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
“Collaboration Compound” shall mean a Genelabs Compound or PHARMA Compound.
“Collaboration Field” shall mean Non-nucleoside inhibitors [**] of the HCV NS5b RNA polymerase, as such field may be expanded by PHARMA from time to time pursuant to Section 2.3.
“Collaboration Know-How” shall mean the Genelabs Know-How and the PHARMA Know-How.
“Collaboration Patents” shall mean the Genelabs Patents and the PHARMA Patents.
“Collaboration Technology” shall mean the Collaboration Know-How and Collaboration Patents.
“commercialize” or “commercialization” shall mean activities directed to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling a Product.
“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party to achieve a stated objective, the good faith, diligent efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to efforts to be expended with respect to development or commercialization of a Collaboration Compound or Product hereunder, such efforts shall be substantially consistent with [**]. It is anticipated that the level of effort may change from time to time.
“Committee” shall mean the joint research committee established to oversee the Research Program as more fully described in Section 2.5.
“Competitor” shall mean any Person other than PHARMA or its Affiliates which is engaged directly or indirectly through its Affiliates, in the research, development or commercialization of pharmaceutical products. “Competitor” shall exclude purely financial investors not under the direct or indirect control of (“control” having the meaning set forth in the definition of “Affiliates”) any entity that is engaged, directly or indirectly through its other Affiliates, in the research, development or commercialization of pharmaceutical products.
“Confidential Information” shall have the meaning given such term in Section 4.1.
“Confidentiality Agreements” means, collectively (i) that certain Confidentiality Agreement between the Parties dated [**], (ii) the Letter Agreement and (iii) that certain Material Transfer Agreement between the Parties dated [**].

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
“Control” or “Controlled” shall mean, with respect to any Know-How, Patents, Information or other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Know-How, Patents, Information or other intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without (i) breaching the terms of any agreement with a Third Party, (ii) misappropriating the proprietary or trade secret information of a Third Party or (iii) solely with respect to any Know-How, Patents, Information, other intellectual property rights or proprietary or trade secret information relating solely to research tools, incurring an obligation for payment to a Third Party.
“develop” or “development” shall mean clinical drug development activities, including, without limitation, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of NDAs.
“EMEA” shall mean the European Medicines Agency and any successor agency thereto.
“Encumbrance” shall mean any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.
“Excluded Affiliate” with respect to a Party, shall mean an entity which is not an Affiliate of such Party on the Effective Date but which first satisfies the requirements for being an Affiliate of such Party after the Effective Date.
“Exclusivity Period” shall mean (i) with respect to Genelabs and its Affiliates, a period consisting of the Research Program Term [**] and (ii) with respect to PHARMA and its Affiliates, a period consisting of the Research Program Term.
“FDA” shall mean the United States Food and Drug Administration, or a successor federal agency thereto.
“Field” shall mean all fields of use including, but not limited to, diagnostics, therapeutics and prophylaxis in human and animal health care.
“First Commercial Sale” shall mean, with respect to any Product, the first arm’s length sale to a Third Party for end use or consumption of such Product in a country after all required Regulatory Approvals with respect to such Product have been granted by the applicable Regulatory Authority of such country.
“FTE” or “Full Time Equivalent” shall mean the equivalent of a full-time qualified Genelabs employee’s work time (consisting of [**]) for scientific work on or directly

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
related to the Research Program. For purposes of the definition of “FTE”, such work time includes, [**].
“FTE Rate” shall have the meaning set forth in Section 5.2(a).
“Genelabs Background Know-How” shall mean Know-How owned or Controlled by Genelabs or its Affiliates as of the Effective Date or at any time during the period consisting of the Research Program Term which is necessary or useful for the conduct of the Research Program or the research or development of Collaboration Compounds or Products and which is not Genelabs Know-How.
“Genelabs Background Patents” shall mean Patents owned or Controlled by Genelabs or its Affiliates as of the Effective Date or at any time during the term of this Agreement (i) that claim Know-How existing as of the Effective Date or at any time during the period consisting of the Research Program Term which is necessary or useful for the conduct of the Research Program or the research or development of Collaboration Compounds or Products, (ii) which are not Genelabs Patents, and (iii) which, but for the license granted in Section 3.1(a), would be infringed by the conduct of the research or development of Collaboration Compounds or Products.
“Genelabs Background Technology” shall mean the Genelabs Background Know-How and Genelabs Background Patents.
“Genelabs Compound” shall mean any Non-nucleoside compound in or outside of the Collaboration Field which (i) is listed on Exhibit 1.A or (ii) is or was identified, discovered or synthesized by or for Genelabs or its Affiliates under the Research Program and, in each case, Related Compounds of such compound.
“Genelabs Know-How” shall mean any Know-How owned or Controlled (including through a license with the right to sublicense to PHARMA hereunder) by Genelabs or its Affiliates as of the Effective Date or at any time during the Research Program Term relating to any Collaboration Compounds and/or Products [**].
“Genelabs Patents” shall mean the Patents identified in Exhibit 1.B and any other Patents owned or Controlled (including through a license with the right to sublicense to PHARMA hereunder) by Genelabs or its Affiliates as of the Effective Date or at any time during the term of this Agreement, that claim Know-How existing as of the Effective Date or at any time during the Research Program Term, having claims covering any Collaboration Compounds and/or Products, [**]. For clarification, Genelabs Patents includes Genelabs’ interest in Joint Patents.
“Genelabs Technology” shall mean the Genelabs Know-How and Genelabs Patents.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
“Good Laboratory Practices” or “GLP” shall mean Good Laboratory Practices regulations and guidelines as promulgated by the FDA, as such regulations may be amended from time to time, and any comparable foreign standards as applicable.
“HCV” shall mean hepatitis C virus, including all subtypes thereof.
“IND” shall mean an Investigational New Drug application filed with the FDA or the corresponding application for the investigation of Products in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of such country or group of countries.
“Information” shall mean any and all information, data, results, inventions, trade secrets, techniques, material, or compositions of matter of any type or kind, including without limitation all Know-How and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, personnel, financial, legal and commercial information or data, whether communicated in writing or orally or by any other method, which is disclosed by one Party or its Affiliates to the other Party or its Affiliates in connection with this Agreement.
“Initial Research Program Term” shall have the meaning set forth in Section 2.8.1.
“Invention” shall mean any process, method, use, composition of matter, article of manufacture, discovery, finding or other invention, whether or not patentable.
“Joint Invention” shall mean any Invention that is discovered, made or conceived in the course of the Research Program during the Research Program Term jointly by employees of Genelabs and PHARMA or their Affiliates or others working on behalf of Genelabs and PHARMA, respectively, or their Affiliates, including Patents and other intellectual property rights covering such Joint Inventions.
“Joint Patents” shall mean Patents claiming any Joint Invention.
“Joint Technology” shall mean Joint Inventions and Joint Patents.
“Know-How” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and other data and information, including records of activities under the Research Program contemplated by Section 2.7.1, and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.
“Letter Agreement” shall mean that certain letter agreement between Genelabs and Novartis Pharma AG dated [**].

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
“Major European Country” shall mean [**].
“Major Market” shall mean the United States and the Major European Countries.
“Materials” shall have the meaning set forth in Section 2.11(a).
“Milestone Payments” shall have the meaning set forth in Section 5.3.
“NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application or Biologics License Application filed with the FDA or any successor applications or procedures, or any foreign equivalent thereof, and (b) all supplements and amendments that may be filed with respect to the foregoing.
“Net Sales” with respect to any Product shall mean the net sales on behalf of PHARMA and any PHARMA Affiliate, licensee or sublicensee for that Product sold to Third Parties other than licensees or sublicensees in bona fide, arms-length transactions, as determined in accordance with PHARMA’s Accounting Standards. Sales from PHARMA to its Affiliates shall be disregarded for purposes of calculating Net Sales.
(a) In the case of any sale or other disposal of a Product between or among PHARMA and its Affiliates, licensees or sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party which is not a licensee or sublicensee;
(b) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice;
c) In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal;
d) In the event the Product is sold in a finished dosage form containing the Collaboration Compound in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
on the relative value contributed by each component, such agreement shall not be unreasonably withheld.
“Non-nucleoside” shall mean any compound other than a compound (together with its Related Compounds) [**].
“NS5a Assets” shall mean compounds and related intellectual property owned or Controlled by Genelabs or its Affiliates arising from or related to the NS5a Program.
“NS5a Program” shall mean Genelabs’ proprietary research program to discover and optimize small molecule compounds that inhibit HCV replication by directly or indirectly affecting the HCV NS5a protein.
“Party” shall mean PHARMA or Genelabs.
“Patents” shall mean (a) all patents, certificates of invention, applications for certificates of invention, and patent applications, including without limitation patent applications under the Patent Cooperation Treaty and the European Patent Convention, throughout the world, together with (b) any renewal, divisional, continuation (in whole or in part), or continued prosecution applications of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, supplemental protection certificates, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.
“Person” shall mean any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
“PHARMA Background Know-How” shall mean Know-How owned or Controlled by PHARMA or its Affiliates as of the Effective Date or at any time during the Research Program Term which is necessary or useful for the conduct of the Research Program and which is not PHARMA Know-How.
“PHARMA Background Patents” shall mean Patents owned or Controlled by PHARMA or its Affiliates as of the Effective Date or at any time during the term of this Agreement (i) that claim Know-How existing as of the Effective Date or at any time during the Research Program Term which is necessary or useful for the conduct of the Research Program, (ii) which are not PHARMA Patents, and (iii) which, but for the license granted in Section 3.1(b), would be infringed by the conduct of the Research Program.
“PHARMA Background Technology” shall mean the PHARMA Background Know-How and PHARMA Background Patents.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
“PHARMA Compound” shall mean any compound in the Collaboration Field which is identified, discovered or synthesized by or for PHARMA or its Affiliates during the Research Program Term and Related Compounds of any such compound. Notwithstanding the foregoing, “PHARMA Compound” shall not include any compound in the Collaboration Field which is being researched, developed, commercialized, distributed, marketed or sold (alone or in collaboration with a Third Party) by an Excluded Affiliate of PHARMA prior to the time such Excluded Affiliate becomes an Affiliate of PHARMA.
“PHARMA Know-How” shall mean any Know-How owned or Controlled (including through a license with the right to sublicense to Genelabs hereunder) by PHARMA or its Affiliates as of the Effective Date or at any time during the Research Program Term relating to any Collaboration Compounds and/or Products [**].
“PHARMA Patents” shall mean any Patents owned or Controlled (including through a license with the right to sublicense to Genelabs hereunder) by PHARMA or its Affiliates as of the Effective Date or at any time during the Research Program Term having claims covering the Collaboration Compounds and/or Products, [**]. For clarification, PHARMA Patents includes PHARMA’s interest in Joint Patents.
“PHARMA Technology” shall mean the PHARMA Know-How and PHARMA Patents.
“Phase I Clinical Trial” shall mean a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics (as more fully defined in Federal Regulation 21 C.F.R. § 312.21(a) and its foreign equivalents).
“Phase II Clinical Trial” shall mean a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence Phase III clinical trials or to file for accelerated approval (as further defined in Federal Regulation 21 C.F.R. § 312.21(b) and its foreign equivalents).
“Phase III Clinical Trial” or “Pivotal Clinical Trial” shall mean a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an NDA to obtain Regulatory Authority to market the product, as further defined in Federal Regulation 21 C.F.R. § 312.21(c), and its foreign equivalents.
“Preclinical Development” shall mean testing of a Collaboration Compound in GLP in vivo toxicology studies.
“Product(s)” shall mean a product incorporating or comprising as an active ingredient one or more Collaboration Compounds in finished dosage pharmaceutical form. For

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
purposes of Section 5.5, Product shall also include any other form in which a product incorporating or comprising as an active ingredient one or more Collaboration Compounds is sold to Third Parties other than licensees or sublicensees of PHARMA or its Affiliates.
“Product Approval” shall mean all approvals necessary to market and sell a Product in a particular country or jurisdiction.
“Regulatory Approval” means, with respect to a Product, the grant of all necessary permits, authorizations, licenses and approvals (or waivers) from the relevant Regulatory Authority required for the research, development, manufacture, marketing, storage, import, export, transport, use and sale of the Product in any country, group of countries or jurisdiction, including where required, pricing and reimbursement approvals.
“Regulatory Authority” shall mean any applicable government regulatory authority whose approval is necessary to manufacture, market and sell a Product in the Territory, including, in the United States, the FDA.
“Related Compounds” shall have the meaning described in Exhibit 1.D.
“research” shall mean the scientific, technical and pre-clinical activities undertaken to evaluate a compound for development, including pre-clinical development.
“Research Plan” shall mean the plan attached hereto as Exhibit 1.E. that describes the research activities to be performed by Genelabs and PHARMA and/or their Affiliates in conducting the Research Program, as such plan may be amended or modified from time to time in accordance with this Agreement.
“Research Program” shall mean the research activities undertaken by either or both of the Parties hereto or their respective Affiliates, as set forth in Article 2 and the Research Plan.
“Research Program Term” shall mean the duration of the Research Program, as set forth in Section 2.8.
“Sales Report” shall mean a written report or reports setting forth: (a) the Net Sales of each Product in each country in the Territory during the reporting period by PHARMA, its Affiliates and sublicensees; (b) the royalties, payable in US Dollars, which shall have accrued under Section 5.5 in respect of such Net Sales and the basis of calculating those royalties; and (c) withholding taxes, if any, required by law to be deducted in respect of any such Net Sales.
“[**] of the HCV NS5b RNA polymerase” shall mean the [**].

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
“sPoC” shall mean the declaration by the Translational Research and Translational Development Board of PHARMA or its Affiliates (or the equivalent thereof), in its sole discretion, that the status “selection for proof of concept” (“sPoC”) (or the equivalent thereof) has been achieved with respect to a Collaboration Compound.
“Territory” shall mean the entire world.
“Third Party” shall mean any Person other than other than a Party or an Affiliate of a Party.
“Third Party Collaboration” shall mean a license, purchase, research collaboration, co-promotion, co-development, co-marketing, co-detailing or any similar arrangement with a Third Party.
“United States” or “US” means the United States of America, its territories and possessions, including, without limitation, the Commonwealth of Puerto Rico.
“Valid Claim” shall mean (i) a claim of an issued patent that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) or (ii) a claim within a patent application that has not been revoked, cancelled, withdrawn, held invalid or abandoned and which has not been pending for more than five (5) years from the date of its first filing.
1.2 Interpretation. In this Agreement, unless the context requires otherwise:
               (a) the headings are included for convenience only and shall not affect its construction;
               (b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
               (c) references to the word “include” and “including” shall mean includes and including without limitation;
               (d) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted; and
               (e) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments. In the event of any inconsistency between the Exhibits and the terms of this Agreement, the terms of this Agreement shall prevail.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
2. RESEARCH PROGRAM
     2.1 General.
          2.1.1 Purpose of Research Program. The purpose of the Research Program shall be to identify and synthesize Collaboration Compounds, as more fully described in the Research Plan. The Parties contemplate that, initially, the Research Program will focus on back-up and follow-on compounds to the existing Genelabs Compounds, and, if the Collaboration Field is expanded pursuant to Section 2.3, then to identify novel compounds within the scope of the expanded Collaboration Field.
          2.1.2 Research Plan. Genelabs and PHARMA shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of Research Program are set forth in the Research Plan. The Research Plan may be amended from time to time upon approval of the Committee. The Research Plan shall specify the tasks to be conducted by the Parties, establish the scientific direction and research milestones of the Research Program, and allocate Research Program responsibilities and resources between the Parties in a manner consistent with this Agreement. In the event of any conflict between the Research Plan and this Agreement, this Agreement shall prevail.
          2.1.3 Responsibilities of Genelabs. Unless otherwise agreed by the Parties or specified in the Research Plan, Genelabs shall be responsible for lead optimization chemistry, biology, research pharmacokinetics and metabolism studies in rodents, and discovery of new Genelabs Compounds; provided that, for avoidance of doubt, once any Genelabs Compound has [**].
          2.1.4 Research Costs. Except as provided in Section 5.2, each Party shall bear its own costs and external payments to Third Parties that it incurs in the course of the Research Program.
     2.2 Conduct of Research. Subject to the terms and conditions of this Agreement, each Party shall be responsible for managing and controlling its personnel and the tasks assigned to it under the Research Plan. Each Party shall conduct the Research Program in good scientific manner, and in compliance with all requirements of applicable laws, rules and regulations to attempt to achieve their objectives efficiently and expeditiously. Each Party shall proceed diligently and in a timely manner with the work set out in the Research Program and shall allocate sufficient time, effort, equipment and facilities to the Research Program and use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and the Research Plan. In no event shall Genelabs be obligated to devote to the Research Program more than the number of FTEs being funded by PHARMA under this Agreement. The Parties acknowledge and understand that neither Party guarantees the success of the Research Program undertaken hereunder.
     Either Party shall be entitled to utilize the service of Third Parties to perform Research Program activities only upon the prior written consent of the Committee (not to be unreasonably

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withheld) or as specifically set forth in the Research Plan, provided that (i) such Party shall obtain the written agreement of each such Third Party, prior to the time such Third Party initiates work, to assign ownership of Inventions made in the course of Research Program activities to such Party; (ii) each Party shall be responsible for the acts or omissions of any such Third Party which would constitute a breach of such Party’s obligations hereunder; (iii) any such Third Party shall comply with all relevant terms of this Agreement; and (iv) any such Third Party shall sign a confidentiality agreement with confidentiality and non-use obligations no less restrictive than those set forth in Article 4. Notwithstanding the above, in the event Genelabs desires to subcontract any research activities referred to in this paragraph, Genelabs shall first notify PHARMA thereof, and PHARMA shall have the right to perform such activities.
     2.3 Expansion of Collaboration Field.
          2.3.1 Right to Expand. At any time and from time to time during the Research Program Term, PHARMA shall have the right in its sole discretion, upon written notice to Genelabs, to expand the Collaboration Field to include Non-nucleoside inhibitors of the HCV NS5b RNA polymerase which are not then part of the Collaboration Field, except for any such inhibitors which are already subject to an exclusive Third Party Collaboration between Genelabs and a Third Party with respect to which Genelabs has provided PHARMA notice pursuant to and complied with the provisions of Section 2.3.2. For the avoidance of doubt, no additional upfront payments, funding of FTE’s or other compensation will be payable by PHARMA in consideration for the exercise of its right to expand the Collaboration Field pursuant to this Section 2.3.1.
          2.3.2 Proposed Third Party Collaborations.
          (a) If Genelabs or any Affiliate thereof, at any time and from time to time during the Research Program Term, desires to enter into a Third Party Collaboration with respect to the research, development and/or commercialization of any Non-nucleoside inhibitors of the HCV NS5b polymerase which are not then part of the Collaboration Field (a “Proposed Third Party Collaboration Field”), then each such time Genelabs shall promptly provide PHARMA with written notice thereof, which notice shall include all information and data in Genelabs’ possession or control relevant to the Proposed Third Party Collaboration Field or proposed Third Party Collaboration including all information proposed to be provided to Third Parties in contemplation of such Third Party Collaboration (the “Evaluation Information Package”).
          (b) For a period of [**] from the date of receipt of such notice and information (the “Option Exercise Period”), PHARMA shall have the right to expand the Collaboration Field pursuant to Section 2.3.1 to include the Proposed Third Party Collaboration Field upon written notice to Genelabs within the Option Exercise Period. During the Option Exercise Period, PHARMA shall have the Evaluation Rights hereinafter defined in order to determine whether it wishes to expand the Collaboration Field.
          (c) “Evaluation Rights” shall mean the following rights:

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               (i) To receive the Evaluation Information Package as provided above;
               (ii) To meet with and discuss the Proposed Third Party Collaboration Field with Genelabs’ and its Affiliates’ scientific personnel;
               (iii) To receive samples from Genelabs and its Affiliates of any compound(s) within the Proposed Third Party Collaboration Field to conduct tests on such compounds; and
               (iv) To conduct due diligence regarding the Proposed Third Party Collaboration Field.
     The exercise of the Evaluation Rights shall be conducted pursuant to industry standard confidential disclosure agreements and material transfer agreements to be entered into by Genelabs and PHARMA and/or their respective Affiliates. Until expiration of the Option Exercise Period, neither Genelabs nor its Affiliates shall (i) provide any Evaluation Rights to any Third Party or otherwise solicit or encourage (including by way of furnishing information or samples), or undertake discussions or negotiations, or take any other action to facilitate or consummate, any inquiries or the making of any proposal, relating to a Third Party Collaboration with respect to the Proposed Third Party Collaboration Field or (ii) enter into a Third Party Collaboration with respect to the Proposed Third Party Collaboration Field. For the avoidance of doubt, the foregoing shall not prohibit disclosures relating to the Proposed Third Party Collaboration Field at scientific conferences or investor conferences, subject to the provisions of Section 4.4. This Section 2.3.2 also shall not prevent Genelabs from entering into agreements relating to the Proposed Third Party Collaboration Field with vendors solely for such vendors to provide products or services to Genelabs.
          (d) In the event that PHARMA does not exercise its rights pursuant to Section 2.3.2(b) above with respect to the Proposed Third Party Collaboration Field within the Option Exercise Period, then Genelabs shall have the right, for a period of [**] following the expiration of the Option Exercise Period, to enter into a Third Party Collaboration with respect to the research, development and/or commercialization of compound(s) within the Proposed Third Party Collaboration Field. In the event that Genelabs does not enter into such a Third Party Collaboration within such [**] period, then, prior to Genelabs entering into a Third Party Collaboration with respect to such Proposed Third Party Collaboration Field or any portion thereof following the expiration of such [**] period, Genelabs shall be required to again comply with this Section 2.3.2 with respect to any proposed Third Party Collaboration relating to such Proposed Third Party Collaboration Field.
     2.4 Genelabs’ FTEs.
          2.4.1 Number of FTEs. During the Initial Research Program Term and the initial one (1) year extension, if any, pursuant to Section 2.8.1, Genelabs shall dedicate, and PHARMA shall fund, up to [**], but no fewer than [**] FTEs to the Research Program. All such FTEs shall be funded by PHARMA in accordance with Section 5.2. The specific number and

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identity of FTEs dedicated shall be as set forth in the Research Plan, provided that, except with Genelabs written consent, (a) Genelabs shall not be required to dedicate more than the maximum number of FTEs to the Research Program set forth above and (b) no more than [**] of the Genelabs personnel assigned to participate in the Research Program shall be required to be [**]. Except as set forth on Exhibit 2.5.2 or otherwise agreed by the Parties, [**].
          2.4.2 Qualifications. Genelabs shall ensure that each FTE that works on the Research Program is qualified by appropriate experience and qualifications to perform the Research Program work assigned to such FTE in a capable and professional manner.
     2.5 Joint Research Committee. The Parties shall establish a committee to function during the Research Program Term to oversee the Research Program as follows:
          2.5.1 Composition of the Joint Research Committee. Promptly after the Effective Date, the Parties shall establish a joint research committee (the “Committee”) composed of (i) three (3) named representatives of PHARMA and (ii) three (3) named representatives of Genelabs, one of which shall at all times during the Research Program Term be the Chief Scientific Officer of Genelabs. Each Party shall appoint its respective representatives to the Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. All Committee members shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s and consultant’s written agreement to comply with the confidentiality and non-use obligations equivalent to those set forth in Article 4, and provided that such additional representatives shall have no vote. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. PHARMA shall have the right to appoint one of its representatives on the Committee to act as chairperson of the Committee. The chairperson shall set agendas for Committee meetings, provided that the agendas will include any matter requested by either Party. Notwithstanding the foregoing, each Party shall have the right to have its own internal project team with regard to research activities under this Agreement, which will not include any representation from the other Party.
          2.5.2 Decision-Making Authority. The Committee shall oversee all activities conducted pursuant to the Research Program, including scientific and technical matters related to the conduct of the Research Program. Without limiting the foregoing, the Committee shall have authority and responsibility for (i) determining a staffing plan to include number, function and level of FTEs and PHARMA research personnel devoted to the Research Program (subject to the requirements of Section 2.4.1); (ii) periodic review of goals and strategic direction; (iii) prioritizing the allocation of resources dedicated to the Research Program; and (iv) consideration of changes to the Research Program. The Committee will cease to have authority with respect to any Collaboration Compound and/or Product which has achieved sPoC, at which point PHARMA shall have sole authority and responsibility for all further activities with respect to such Collaboration Compound and/or Product. Subject to Section 2.5.3,

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decisions of the Committee shall be made by majority vote, with each Party’s representatives on the Committee collectively having one (1) vote. In no event shall the Committee have the right:
               (a) to modify or amend the terms and conditions of this Agreement;
               (b) to determine which personnel of a Party perform Research Program activities or act as such Party’s representatives on the Committee, except that it is agreed that each of the individuals listed on Exhibit 2.5.2 shall work on the Research Program, for at least the percentage of time specified, during the Research Term as a Genelabs FTE for so long as such individual is an employee of Genelabs or an Affiliate thereof;
               (c) to modify or amend the Research Plan in any manner that would require Genelabs to devote a number of FTEs to the Research Program other than that specified in, or agreed upon in accordance with, Section 2.4 or to incur expenses not contemplated by this Agreement;
               (d) to modify or amend the Research Plan or Research Program to direct activities outside of the Collaboration Field (other than any activities outside of the Collaboration Field relating to then-existing Collaboration Compounds); or
               (e) to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.
     Upon expiration or termination of the Research Program Term, the Committee shall disband.
          2.5.3 Disputes. In the event that the Committee cannot or does not reach agreement on an issue, the members of the Committee shall attempt in good faith to resolve such issue. If they cannot resolve such issue within thirty (30) days of commencing such negotiations, then the issue shall be discussed by the Chief Executive Officer of Genelabs and the President of PHARMA (or, in each case, a designee with similar authority to resolve a dispute hereunder). In the event such individuals are unable to resolve such issue within thirty (30) days following the referral of such dispute to them, such resolution of the issue and/or course of conduct shall be determined by PHARMA.
          2.5.4 Meetings. The Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, alternating between Genelabs’ facilities and PHARMA’s facilities in the United States (or such other location as is mutually agreed by the Parties). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment, provided that at least one (1) meeting per Calendar Year will be in person. The Committee shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, set research priorities, and review and advise on any budgetary and economic matters relating to the Research Program

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which is referred to the Committee. No Committee meeting may be conducted unless at least one (1) representative of each Party is participating. Each Party shall bear all costs and expenses, including travel expenses, relating to the participation by its respective Committee members in such meetings.
          2.5.5 Minutes. The chairperson of the Committee will be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each Committee meeting, which draft minutes shall be subject to review and approval by the Committee promptly.
          2.5.6 Project Leaders. PHARMA and Genelabs each shall appoint a person (a “Project Leader”) from the Committee to coordinate its part of the Research Program. The Project Leaders shall be the primary contact between the Parties with respect to the Research Program. Each Party shall notify the other Party as soon as practicable upon changing this appointment.
     2.6 Exchange of Information.
          (a) Upon execution of this Agreement, and from time to time as necessary or as reasonably requested from time to time by PHARMA during the Research Program Term, Genelabs and its Affiliates [**], shall disclose and/or provide reasonable amounts of samples of to PHARMA or its designated Affiliate in English all Genelabs Know-How, including but not limited to [**] and such Genelabs Background Know-How as is necessary or useful (i) for the performance by PHARMA or its Affiliates of PHARMA’s responsibilities under the Research Program, (ii) in order to permit it to continue conducting research activities hereunder following expiration or termination of the Research Program and consistent with the licenses granted in Section 3.1(a) and/or (iii) for PHARMA or its Affiliates to develop, manufacture, register, use or market the Collaboration Compounds and Products in the Field and practice the licenses granted hereunder efficiently. As part of such disclosure, as soon as reasonably practicable, Genelabs and its Affiliates [**], will disclose to PHARMA or its designated Affiliate all existing Genelabs Know-How which is reasonably relevant to the manufacture and development of Collaboration Compounds and Products, including [**]. Within ten (10) days of the execution of this Agreement, Genelabs [**], shall provide PHARMA with a written description of all Genelabs Compounds heretofore synthesized by or for Genelabs.
          (b) From time to time as necessary during the Research Program Term, PHARMA and its Affiliates shall disclose to Genelabs or its designated Affiliate such PHARMA Know-How not previously disclosed and such PHARMA Background Know-How as is reasonably necessary, in PHARMA’s reasonable judgment, for the performance by Genelabs of its responsibilities under the Research Program.
     2.7 Records and Reports.
          2.7.1 Records. Genelabs and PHARMA each shall maintain, or cause to be maintained, records of its respective activities under the Research Program in sufficient detail

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and in good scientific manner appropriate for Patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective activities under the Research Program, and which shall be retained by such Party for at least [**] years after the termination or expiry of this Agreement, or for such longer period as may be required by applicable law.
          2.7.2 Copies and Inspection of Records. No more frequently than once each Calendar Year during the Research Program Term and for six (6) months thereafter, PHARMA shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of Genelabs and its Affiliates referred to in Section 2.7.1; provided, however, that PHARMA shall not have the right to review or copy records to the extent that such records contain information that does not relate to the Research Program, in which case Genelabs shall use reasonable efforts to provide such records in redacted form to eliminate such unrelated information, and Genelabs, in lieu of providing such access to its records, may elect to provide copies of the relevant records to PHARMA. PHARMA shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1.
          2.7.3 Research Reports. Not later than five (5) Business Days before each scheduled quarterly Committee meeting during the Research Program Term, Genelabs shall provide to PHARMA a written progress report in English which shall describe the work performed by Genelabs to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other information required by the Research Program or reasonably requested by PHARMA relating to the progress of the goals or performance of the Research Program. Without limiting the generality of the foregoing, each such progress report will disclose any Collaboration Compounds or Collaboration Technology made by Genelabs during such Calendar Quarter. Nothing herein shall require Genelabs to disclose information, if any, received from a Third Party which remains subject to confidentiality obligations to such Third Party. Within thirty (30) days after expiration or termination of the Research Program Term, Genelabs shall deliver to PHARMA a final report.
          2.7.4 Documentation of Inventions; Information Security. To protect Patents under US law in any Inventions within the Research Program, each Party agrees to maintain a policy which requires its employees to record and maintain all data and information developed during the Research Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice, and to assign ownership of all Inventions to the Party. At a minimum, the policy shall require such individuals to record all inventions generated by them in Novartis External Collaboration Laboratory Notebooks (or their equivalent) that are dated and corroborated by non-inventors on a regular, contemporaneous basis. In addition, Genelabs will maintain appropriate information security, quality assurance and data integrity procedures that are reasonably acceptable to PHARMA.

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     2.8 Research Program Term; Termination.
          2.8.1 Research Program Term. Except as otherwise provided herein, the Research Program Term shall commence on the Effective Date and continue for a period of two (2) years thereafter (the “Initial Research Program Term”). PHARMA may, in its sole discretion, extend the Research Program Term for up to an additional one (1) year by providing Genelabs with written notice of such election at least six (6) months prior to the expiration of the Initial Research Program Term. In the event of such election by PHARMA, the Parties shall in good faith agree upon any necessary amendments to the Research Plan, as applicable, including, without limitation, the number of Genelabs FTEs to be committed and funded by PHARMA for such extended term. Thereafter, the Parties may extend the Research Program Term by mutual written agreement of the authorized representative of the Parties. In such case, the Parties shall amend the Research Plan as applicable.
          2.8.2 Termination of Research Program. The Research Program (and thereby the Research Program Term) may be terminated by PHARMA in its sole discretion upon written notice to Genelabs in the event of the occurrence of any of the following:
          (a) pursuant to Section 11.2.3 in the event of a Change of Control of Genelabs involving a Competitor;
          (b) the Bankruptcy of Genelabs or the default by Genelabs or any of its Affiliates under any long term indebtedness (as defined in accordance with Genelabs’ Accounting Standards);
          (c) the [**], as determined by the Committee;
          (d) the average actual number of FTEs working on the Research Program over any given [**] period is less than [**] percent ([**] %) of the number specified for such period in the Research Plan;
          (e) [**] within the twelve (12) month period following such date; or
          (f) Genelabs for any reason fails to have adequate facilities to fully perform the Research Program and fails to relocate to other adequate facilities within sixty (60) days of such failure. [**].
     PHARMA shall provide Genelabs ten (10) days prior written notice of its intent to terminate under subsections (c), (d), (e) or (f) in order to allow Genelabs to provide a response thereto. Upon such termination, all other provisions of this Agreement applicable to the period following the Research Program Term shall continue in force.

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     2.9 Compliance.
          (a) Each Party shall conduct its activities under the Research Program in accordance with all applicable laws, rules and regulations, including, for those activities which are required to be conducted thereunder, all current governmental regulatory requirements concerning Good Laboratory Practices. In addition, if animals are used in research hereunder, each Party will comply with the Animal Welfare Act as Amended (7 U.S.C., 2131-2159) or any other applicable local, state, national and international laws or regulations relating to the care and use of laboratory animals. At all times during the Research Program, Genelabs, without any additional consideration, shall provide PHARMA upon request with copies of its IACUC protocol approvals and other documentation applicable to work under the Research Program and PHARMA representatives shall have the right to inspect Genelabs’ animal facilities and review its animal welfare procedures and documentation. Such Genelabs procedures shall be consistent with the “Guide for the Care and Use of Laboratory Animals” (ILAR) and follow AAALAC or OLAW guidelines, however, PHARMA understands that Genelabs is not accredited by AAALAC or registered with OLAW. “IACUC” shall mean Institutional Animal Care and Use Committee. “ILAR” shall mean Institute of Laboratory Animal Resources. “AAALAC” shall mean the Association for Assessment and Accreditation of Laboratory Animal Care International. “OLAW” shall mean the Office of Laboratory Animal Welfare.
          (b) Each Party shall notify the other Party in writing of any deviations from applicable regulatory or legal requirements arising from its conduct of the Research Program. Each Party agrees that in performing its obligations under the Research Program, it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the US Federal Food, Drug and Cosmetic Act.
     2.10 Liability. In connection with the conduct of the Research Program, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees, contractors and agents.
     2.11 Materials.
          (a) In order to facilitate the Research Program, each Party shall provide the other Party with sufficient quantities of Collaboration Compounds and other biological or chemical materials as set forth in the Research Plan (“Materials”). Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Research Program and solely under the control of the other Party (or its Affiliates) except as provided below. Each Party shall use the Materials supplied by the other Party solely for the purposes of carrying out its respective activities under the Research Program in accordance with the terms of this Agreement and, in the case of PHARMA, of developing and commercializing Collaboration Compounds and Products in accordance with this Agreement. Neither Party shall transfer, deliver or disclose any such Materials of the other Party, or any derivative, modification or component thereof, to any Third

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Party without the prior written approval of the providing Party, except that: (a) Genelabs may transfer Materials provided by PHARMA to Genelabs’ subcontractors of its Research Program activities as permitted in accordance with Section 2.2 with PHARMA’s prior written consent for the sole purpose of performing such Research Program activities; and (b) PHARMA may transfer Materials provided by Genelabs (i) to PHARMA’s permitted subcontractors of Research Program activities with Genelabs’ prior written consent for the sole purpose of performing such Research Program activities, or (ii) to academic institutions with Genelabs’ prior written consent and subject to appropriate restrictions on use. It is understood that PHARMA may transfer Collaboration Compounds to Third Parties without Genelabs’ consent for Preclinical Development, clinical development and commercialization, subject to appropriate restrictions on use. The Materials supplied under this Section 2.11 are supplied “as is” and must be used with prudence and appropriate caution, since not all of their characteristics may be known. The Materials are not to be used in humans, except as contemplated by this Agreement and permitted by applicable law.
          (b) Upon expiration or termination of the Research Program Term, Genelabs shall, at PHARMA’s option, deliver to PHARMA or destroy (in accordance with instructions from PHARMA) any unused Materials supplied by PHARMA, and any derivatives, modifications or components thereof. Upon any termination of this Agreement by PHARMA pursuant to Section 9.2 or by Genelabs pursuant to Section 9.3, PHARMA shall, at Genelabs’ option, deliver to Genelabs or destroy any unused Materials supplied by Genelabs, and any derivatives, modifications or components thereof. PHARMA also may retain Collaboration Compounds and Products in the quantities and for the times required by Regulatory Authorities.
     2.12 Scope of this Agreement. It is anticipated that in the course of activities under this Agreement, the Parties may solely or jointly develop Inventions, which Inventions may be PHARMA Background Technology, Genelabs Background Technology, Joint Technology or Collaboration Technology, and all of which shall be deemed within the scope of this Agreement pursuant to the Cooperative Research and Technology Enhancement (CREATE) Act of 2004.
3. LICENSE; DEVELOPMENT AND COMMERCIALIZATION; EXCLUSIVITY
     3.1 License Grant.
          (a) Licenses to PHARMA. Subject to the terms and conditions of this Agreement, Genelabs hereby grants to PHARMA (i) an exclusive (even as to Genelabs), royalty-bearing (as set forth in Section 5.5) license, with the right to sublicense, under Genelabs Technology to make, manufacture, formulate, research, develop, register, transport, use, sell, offer for sale, import, export, distribute, promote, market, otherwise commercialize or dispose or offer to commercialize or dispose, and have any of the foregoing done on its behalf, of Products and/or Collaboration Compounds in the Field in the Territory, whether through itself, its Affiliates and/or its sublicensees; provided, however, that Genelabs retains such non-exclusive rights under Genelabs Technology as are necessary to perform its obligations under the Research Program and (ii) a non-exclusive, royalty-free license, without the right to sublicense (other than

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to permitted subcontractors), under the Genelabs Background Technology to research, develop and manufacture Collaboration Compounds and Products.
          (b) Licenses to Genelabs. Subject to the terms and conditions of this Agreement, PHARMA hereby grants to Genelabs a non-exclusive, royalty-free license, without the right to sublicense (other than to permitted subcontractors), under PHARMA Background Technology solely to the extent necessary for Genelabs and its Affiliates to perform Genelabs’ obligations under the Research Program during the Research Program Term and consistent with the Research Plan.
          (c) License Limitations. Each Party covenants to the other Party that it shall not practice, exercise or use any intellectual property rights licensed to it by the other Party under this Agreement, except as permitted by the express terms of the licenses granted in this Agreement.
     3.2 Negative Covenants; No Implied Licenses.
          (a) No right or license under any Patents or Know-How of either Party or its Affiliates is granted or shall be granted by implication or estoppel. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.
          (b) Neither Genelabs nor any of its Affiliates shall itself or in collaboration with any Third Party conduct Preclinical Development or clinical development or commercialization of any Collaboration Compound, except as provided in this Agreement or as otherwise agreed in writing by PHARMA.
     3.3 Development and Commercialization; Diligence.
          (a) As between PHARMA and Genelabs, and unless otherwise set forth in the Research Plan, PHARMA, whether through itself, its Affiliates and/or its sublicensees, shall be solely responsible, at its own cost and in its sole discretion, for all Preclinical Development, clinical development, chemistry, manufacturing, controls, manufacturing of preclinical, clinical and commercial materials, filing and prosecution of all applications for Regulatory Approval, and other commercialization of Collaboration Compounds and/or Products.
          (b) PHARMA shall use Commercially Reasonable Efforts to develop and commercialize, whether through itself, its Affiliates and/or its sublicensees [**].
     3.4 Excused Performance. In addition to the provisions of Section 11.1, and notwithstanding any other provision hereof, PHARMA’s obligations under Section 3.3 may be delayed or suspended at such time and for so long as PHARMA determines in good faith that there exists any safety (including toxicity), efficacy, regulatory, technical, medical, or legal or similar issue or issues regarding the competitive position of the applicable Collaboration Compound or Product that could adversely affect a Collaboration Compound or Product.

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     3.5 Reports on PHARMA Efforts. PHARMA will keep Genelabs reasonably informed about PHARMA’s development and commercialization efforts with respect to Collaboration Compounds and Products. During the Research Program Term, such obligation shall be satisfied through discussions of the Committee. Thereafter, no less frequently than [**], PHARMA shall provide Genelabs with a written report specifying the occurrence of any of the following:
          (a) the grant of any exclusive sublicense of PHARMA’s rights hereunder (including the identity of the sublicensee and the scope of the sublicense) and the termination of any such sublicense;
          (b) the filing of an IND or NDA with respect to any Collaboration Compound or Product in any jurisdiction;
          (c) commencement of Preclinical Development, Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials with respect to any Collaboration Compound or Product in any jurisdiction; and
          (d) the obtainment of Regulatory Approvals with respect to any Product in a country in the Major Markets.
     3.6 NS5a Program Rights.
          (a) Genelabs shall provide to PHARMA a written notice (the “NS5a Notice”) upon the earlier of (i) Genelabs’ determination that it or any of its Affiliates has a compound which is suitable for Preclinical Development in its NS5a Program in accordance with its internal standards therefor; or (ii) Genelabs’ determination to seek a Third Party Collaboration with respect to the research, development or commercialization of any of the NS5a Assets (such compound or NS5a Assets, the “Subject NS5a Assets”). If within thirty (30) days after receipt of the NS5a Notice, PHARMA notifies Genelabs in writing (the “PHARMA Notice”) that it wishes to enter into negotiations to license the Subject NS5a Assets, then for one hundred twenty (120) days (the “Negotiation Period”) after receipt of the information package specified in paragraph (b)(i) below from Genelabs, PHARMA shall have the Negotiation Rights hereinafter defined. If PHARMA does not send the PHARMA Notice within such thirty (30) day period, then PHARMA shall have no further rights under this Section 3.6 with respect to such Subject NS5a Assets, subject to Section 3.6(d).
          (b) “Negotiation Rights” shall mean the following rights:
               (i) To request and receive an information package from Genelabs and its Affiliates pertaining to the Subject NS5a Assets, which shall include information owned or Controlled by Genelabs or its Affiliates sufficient to enable PHARMA to reasonably evaluate the Subject NS5a Assets, including but not limited to [**]. Genelabs may exclude from such information package structural information on compounds for which a patent application has not yet been filed; provided that PHARMA shall have the right to retain Third Party consultants, who shall be reasonably acceptable to Genelabs, to

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
review and otherwise conduct due diligence and advise PHARMA with respect to such structural information, provided that such consultants shall not be permitted to disclose such structural information to PHARMA or its Affiliates;
               (ii) To meet with and discuss the Subject NS5a Assets and the NS5a Program with Genelabs’ and its Affiliates’ scientific personnel;
               (iii) To receive samples from Genelabs and its Affiliates of any lead compound(s) included in the Subject NS5a Assets and to conduct tests on such compounds (but not procedures to determine the structures of such compounds);
               (iv) To conduct due diligence regarding the Subject NS5a Assets; and
               (v) To negotiate the terms with Genelabs for an exclusive license to the Subject NS5a Assets.
          (c) The exercise of the Negotiation Rights shall be conducted pursuant to industry standard confidential disclosure agreements and material transfer agreements to be entered into by Genelabs and PHARMA and/or their respective Affiliates. During the Negotiation Period, Genelabs and PHARMA shall negotiate in good faith on the terms of an exclusive license of the Subject NS5a Assets. Until the expiration of the Negotiation Period, neither Genelabs nor its Affiliates shall (i) provide any Negotiation Rights to any Third Party, (ii) enter into a confidentiality agreement with or disclose any confidential information to any Third Party with respect to the Subject NS5a Assets or (iii) enter into a Third Party Collaboration or discuss any business terms of a proposed Third Party Collaboration with a Third Party with respect to the Subject NS5a Assets. For the avoidance of doubt, the foregoing shall not prohibit disclosures relating to the Subject NS5a Assets at scientific conferences or investor conferences, subject to the provisions of Section 4.4. This Section 3.6(b) also shall not prevent Genelabs from entering into agreements relating to the Subject NS5a Assets with vendors solely for such vendors to provide products or services to Genelabs.
          (d) In the event that (i) PHARMA does not provide the PHARMA Notice within thirty (30) days after receiving the NS5a Notice or (ii) PHARMA provides the PHARMA Notice within thirty (30) days after receiving the NS5a Notice, but the Parties or their designated Affiliates do not enter into a license agreement for the Subject NS5a Assets within the Negotiation Period (despite having negotiated good faith), then Genelabs shall have the right, for a period of [**] following either (x) the date which is thirty (30) days following PHARMA’s receipt of the NS5a Notice, in the event of clause (i) above, or (y) the date of the expiration of the Negotiation Period, in the event of clause (ii) above, to initiate Preclinical Development of the applicable compound(s) or enter into a Third Party Collaboration with respect to the Subject NS5a Assets, as the case may be. In the event that Genelabs does not initiate Preclinical Development of the applicable compound(s) or enter into such a Third Party Collaboration within such [**] period, then, prior to Genelabs initiating Preclinical Development or entering

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
into such a Third Party Collaboration with respect to such compound(s) or Subject NS5a, Genelabs shall be required again to comply with this Section 3.6.
     3.7 Exclusivity.
          (a) During the Exclusivity Period, neither Genelabs nor PHARMA shall, directly or indirectly, on its own behalf or with a Third Party, research, develop, commercialize, distribute, market or sell (or license or otherwise grant rights to a Third Party to do any of the foregoing) in the Territory Non-nucleoside compounds in the Collaboration Field, except for activities conducted pursuant to and in accordance with this Agreement.
          (b) Notwithstanding the foregoing, Section 3.7(a) shall not apply with respect to any compound in the Collaboration Field which was being researched, developed, commercialized, distributed, marketed or sold (alone or in collaboration with a Third Party) by an Excluded Affiliate of a Party prior to the time such Excluded Affiliate becomes an Affiliate of such Party.
          (c) For purposes of this Section 3.7, any act or activity undertaken, or failure to act, by an Affiliate of a Party, which, if committed by such Party would constitute a breach of this Section 3.7, shall constitute a breach by such Party.
4. CONFIDENTIALITY AND PUBLICATION
     4.1 Nondisclosure Obligation.
          (a) All Information disclosed by one Party or its Affiliates to the other Party or its Affiliates hereunder (“Confidential Information”) shall be maintained in confidence by the receiving Party and its Affiliates and shall not be disclosed to any Third Party or used for any purpose except to exercise its rights and perform its obligations under this Agreement without the prior written consent of the disclosing Party, except to the extent that the receiving Party can demonstrate that such Information:
               (i) is known by the receiving Party or its Affiliates at the time of its receipt, and not through a prior disclosure by the disclosing Party or its Affiliates, as documented by the receiving Party’s or its Affiliates’ business records;
               (ii) is in the public domain other than as a result of any breach of this Agreement by the receiving Party or its Affiliates;
               (iii) is subsequently disclosed to the receiving Party or its Affiliates on a non-confidential basis by a Third Party who may lawfully do so; or
               (iv) is independently discovered or developed by the receiving Party or its Affiliates without the use of Confidential Information provided by the disclosing Party or its Affiliates, as documented by receiving Party’s or its Affiliates’ business records.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
          (b) Within thirty (30) days after any expiration or termination of this Agreement, each Party shall destroy (and certify to the other Party such destruction) or return all Confidential Information provided by the other Party or its Affiliates except as otherwise set forth in this Agreement, and except that each Party may retain a single copy of the Confidential Information in its confidential legal files for the sole purpose of ascertaining its ongoing rights and responsibilities regarding the Confidential Information.
     4.2 Permitted Disclosures. Each Party and its Affiliates may disclose Confidential Information provided by the other Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:
          (a) disclosure to governmental or other regulatory agencies in order to obtain patents on Collaboration Technology, Joint Technology, PHARMA Background Technology and/or Genelabs Background Technology or to gain or maintain approval to conduct clinical trials or to market Product (in each case to the extent permitted by this Agreement), but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;
          (b) complying with applicable court orders or governmental regulations;
          (c) disclosure by PHARMA to its Affiliates for the sole purpose of conducting development and/or commercialization of Collaboration Compounds and Products in accordance with the terms and conditions of this Agreement on the condition that such Affiliates agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement; or
          (d) disclosure to consultants, agents or other Third Parties solely to the extent required to accomplish the purposes of this Agreement or in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, in each case on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement or for the purposes of such financing.
          Each Party shall obtain written agreements from each of its employees and consultants who perform work on the Research Program, to the extent that the equivalent of such agreements are not already in place, which agreements shall obligate such Persons to similar obligations of confidentiality and to assign to such Party all inventions made by such Persons during the course of performing the Research Program.
          If a Party or its Affiliate is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of Section 4.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 4, and the Party or Affiliate disclosing Information pursuant to law or court order shall take all reasonable steps necessary, including

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.
     4.3 Publications. The Parties acknowledge that scientific lead time is a key element of the value of the Research Program and further agree that scientific publications must be strictly monitored to prevent any adverse effect of the premature publication of results of the Research Program. The Parties shall establish a procedure for publication review and approval with respect to publications regarding the Research Program and each Party shall first submit to the other Party an early draft of all such publications, whether they are to be presented orally or in written form, at least sixty (60) days prior to submission for publication, submissions of an abstract on the presentation, as the case may be. Each Party shall review each such proposed publication in order to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from the collaboration. If, as soon as reasonably possible but no longer than thirty (30) days following receipt of an advance copy of a Party’s proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party shall delete such Confidential Information from its proposed publication. If, as soon as reasonably possible but no longer than thirty (30) days following receipt of an advance copy of a Party’s proposed publication, the other Party informs such Party that its proposed publication could be expected to have a material adverse effect on any Patents or Know-How of such other Party, then such Party shall delay such proposed publication for a period of reasonable length to permit the timely preparation and first filing of Patent application(s) on the information involved. For the avoidance of doubt, the provisions of this Section 4.3 are not intended to govern or limit submissions reasonably necessary for Regulatory Approvals, press releases, submissions in connection with the filing, prosecution and maintenance of Patents, and the like.
     4.4 Publicity. Neither Party shall issue any press release or public announcement or disclosure relating to this Agreement or the terms hereof, the Research Program or any Products without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that a Party may issue such a press release or public announcement or disclosure if required by law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ; provided that the other Party has received prior notice of such intended press release or public announcement or disclosure and the Party subject to the requirement includes in such press release or public announcement or disclosure only such information relating to the Product(s) or this Agreement as is required by such law. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement and the Research Plan, together with exhibits or other attachments attached thereto, to be redacted in any filings made by Genelabs and/or PHARMA with the Securities and Exchange Commission or as otherwise required by law. The rights of approval and notice granted to a Party in accordance with the preceding sentence shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
5.	PAYMENTS; ROYALTIES AND REPORTS
     5.1 Upfront Fee.
          (a) Upon execution of this Agreement, PHARMA shall be obligated to make a one-time, non-refundable, non-creditable payment to Genelabs of US Four Million Dollars (US$4,000,000) in consideration for [**], payable within seven (7) days following receipt by PHARMA of an invoice in the form of Exhibit 5.1.
          (b) Upon execution of this Agreement, PHARMA shall be obligated to make a one-time, non-refundable, non-creditable payment to Genelabs of US Eight Million, Five Hundred Thousand Dollars (US$8,500,000) in consideration for [**], payable within seven (7) days following receipt by PHARMA of an invoice in the form of Exhibit 5.1.
     5.2 FTE Rate and Funding.
          (a) FTE Rate. The “FTE Rate” shall mean the rate at which PHARMA will reimburse Genelabs during the Research Program Term to support one (1) Genelabs FTE in the Research Program. The FTE Rate will be US [**] Dollars (US$[**]) per FTE. The foregoing FTE Rate shall include all personnel, equipment, reagents and all other expenses including support staff, overhead and travel expenses for or associated with an FTE, provided that payment by PHARMA of the FTE Rate shall not be deemed to give PHARMA any ownership interest in any equipment, reagents or other property purchased by Genelabs using such research funding.
          (b) FTE Funding. In consideration for Genelabs’ performance of its obligations under the Research Program, upon the terms and conditions contained herein, PHARMA shall reimburse Genelabs for the cost of each FTE provided by Genelabs pursuant to Section 2.3 at the FTE Rate. The amounts to be paid under this Section 5.2 shall be reimbursed by PHARMA quarterly in arrears, each installment equal to one-quarter of the FTE Rate multiplied by the actual number of FTEs devoted to the Research Program during the Calendar Quarter; provided that the FTE payment for (a) the first Calendar Quarter shall be prorated from the Effective Date and (b) the final Calendar Quarter during the Research Program Term shall be pro rated to the date of expiration or termination of the Research Program Term. Following the expiration of each Calendar Quarter during the Research Program Term, Genelabs shall provide to PHARMA an invoice substantially in the form of Exhibit 5.1 for all amounts due pursuant to this Section 5.2 for such Calendar Quarter in accordance with the Research Plan and detailed by activities performed by each FTE. Payments on such invoices shall be made within [**] days of PHARMA’s receipt of the applicable invoice.
     5.3 Milestone Payments. As additional consideration for the licenses granted by Genelabs to PHARMA hereunder, PHARMA shall be obligated to pay to Genelabs the non-refundable, non-creditable (except as specifically provided in this Agreement or in Exhibit 5.3) milestone payments (whether such milestone is achieved by PHARMA, or its Affiliate or sublicensee under this Agreement) set forth on Exhibit 5.3 (“Milestone Payments”).

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
     5.4 Payment of Milestone Payments.
          (a) Subject to Section X5.3.4 in Exhibit 5.3, each of the Milestone Payments described in Exhibit 5.3 shall be payable [**]. For any Collaboration Compound, a Milestone Payment shall be payable upon the initial achievement of the applicable milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone by the same or any other Collaboration Compound.
          (b) PHARMA shall notify Genelabs in writing within thirty (30) days upon the achievement of each milestone. After receipt of such notice (if applicable), Genelabs shall submit an invoice to PHARMA substantially in the form of Exhibit 5.1 with respect to the corresponding Milestone Payment. PHARMA shall make the Milestone Payment within [**] after receipt of such invoice.
     5.5 Royalties.
          (a) Royalties. As additional consideration for the licenses granted by Genelabs to PHARMA hereunder, subject to the terms and conditions of this Agreement, PHARMA shall pay to Genelabs a royalty on annual Calendar Year worldwide Net Sales of each Product [**] by PHARMA, its Affiliates and sublicensees, in accordance with the royalty rates set forth below:
          [**]
          (b) Royalty Term; Reduction in Rate. Royalties will be payable on a Product-by-Product and country-by-country basis until the later of (i) the expiration of the last to expire Valid Claim of (A) with respect to a Product containing a Genelabs Compound, Genelabs Patents covering the composition of matter of such Product, the use for which such Product is being sold in such country or the manufacture or formulation of such Product or (B) with respect to a Product containing a PHARMA Compound, PHARMA Patents covering the composition of matter of such Product or the use for which such Product is being sold in such country or (ii) ten (10) years from the First Commercial Sale of such Product in such country (“Royalty Term”); provided that for any period during the Royalty Term following the expiration of the last to expire Valid Claim described in clause (i) above, then the royalty applicable to Net Sales of the applicable Product in such country thereafter for the remainder of the Royalty Term for such Product in such country shall be reduced by [**]. Following the Royalty Term on a Product-by-Product and country-by-country basis, PHARMA’s licenses with respect to such Product shall continue in effect, but become fully paid-up, royalty-free, transferable, perpetual and irrevocable.
          (c) Application of Royalty for Different Products. For the avoidance of doubt, the calculation of royalties under this Section 5.5 shall be conducted [**]. Thus, if PHARMA, its Affiliates, or sublicensees sell more than one Product in the Territory, any applicable thresholds and ceilings in this Section 5.5 shall [**]. For the purposes of this Section 5.5, any Products which contain as an active ingredient the same Collaboration Compound shall be considered one Product.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
          (d) Third Party Obligations. In the event PHARMA is required to obtain a license from any Third Party under any Patent or other intellectual property right of such Third Party and is obligated to pay a royalty to such Third Party or is liable for damages, license fees or other payments to such Third Party because PHARMA’s exercise of the license hereunder infringes or is alleged to infringe such Patent or other intellectual property rights of such Third Party, then, as between Genelabs and PHARMA, PHARMA shall in the first instance be responsible for such Third Party amounts owed, but shall have the right to deduct [**] of the amount of such royalties, damages, license fees and other payments (“Third Party Payments”) from any payments due for [**] and any royalties payable to Genelabs pursuant to this Agreement; provided, that in no event shall any credits or deductions under this Section 5.5(d) or any other provision of this Agreement in any Calendar Quarter exceed [**] of (i) the [**] against which the credit or deduction is being applied, or (ii) the aggregate royalties payable to Genelabs in such Calendar Quarter (such limits in (i) and (ii) shall be referred to as the “Agreed Limit”). Any portion of the Third Party Payments that PHARMA is entitled to deduct in accordance with the foregoing but which PHARMA is unable to deduct in any Calendar Quarter due to application of the Agreed Limit shall be rolled forward and deducted in the next Calendar Quarter for purposes hereof (subject to the Agreed Limit in such next Calendar Quarter) and so on until PHARMA has fully deducted Genelabs’ portion of such Third Party Payments. For the avoidance of doubt, nothing in this Section 5.5(d) shall be construed to prohibit PHARMA from pursuing any and all remedies available to it or recovering the full amount of damages sustained as a result of a breach by Genelabs of its representation and warranty set forth in Section 6.2(h).
          (e) Genelabs Third Party Obligations. Notwithstanding Section 5.5(d), Genelabs shall remain responsible for the payment of all royalty and other obligations, if any, due to Third Parties under Genelabs Patents or Genelabs Know-How which are licensed to Genelabs and are sublicensed to PHARMA hereunder. All such payments shall be made promptly by Genelabs (but in any event within the time period required under the applicable license or other agreement). Genelabs will not be entitled to add such royalties due to Third Parties to the royalty rates set forth in Section 5.5(a).
          (f) Substantial Generic Competition. In the event that substantial generic competition in the sale of a Product arises in any country, the royalties due in said country pursuant to this Agreement shall be reduced by [**]. Such reduction shall commence with the beginning of the first full Calendar Quarter following PHARMA’s written notification to Genelabs of the existence of such substantial generic competition. Substantial generic competition as used in this Section 5.5(f) shall mean that [**]. Such significant generic competition shall be measured using [**] of PHARMA, its Affiliates or sublicensees and those of the Third Party or Third Parties, as reported by IMS Health Incorporated (“IMS”) or another reputable, independent market research firm reasonably acceptable to both Parties.
     5.6 Reports; Payment of Royalty. Within thirty (30) days after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Product, PHARMA will provide to Genelabs the Sales Report. Genelabs shall submit an invoice to PHARMA

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
substantially in the form of Exhibit 5.1 with respect to the royalty amount set forth on such Sales Report. PHARMA shall pay such royalty amount [**] after receipt of such invoice.
     5.7 Audits.
          (a) Each Party shall keep complete, true and accurate books and records in accordance with its Accounting Standards in sufficient detail for the other Party to determine the payments due under this Agreement, including the royalties and FTE funding. Each Party will keep such books and records for at least three (3) years following the end of the fiscal year to which they pertain.
          (b) During the term of this Agreement and for [**] thereafter, each Party (“Auditing Party”) shall have the right to appoint an independent, internationally recognized accounting firm (“Auditor”) to audit the relevant records of the other Party and its Affiliates (and, in the case of PHARMA, its sublicensees) which are authorized to sell Products or required to perform obligations of the Party pursuant to this Agreement (“Audited Party”) to confirm Net Sales, royalties, FTE funding and other payments for a period covering not more than the preceding [**]; provided, however, that the Auditor is reasonably acceptable to the Audited Party and before beginning its audit, executes an undertaking reasonably acceptable to the Audited Party by which the Auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to the Auditing Party only its conclusions regarding the audit and not any of the information reviewed, which conclusions will remain Confidential Information of the Audited Party, subject to Section 4.
          (c) The Audited Party shall make its records (and those of its Affiliates and sublicensees, as applicable) available for inspection by the Auditor during regular business hours at the facility(ies) of the Audited Party where such records are customarily kept, upon reasonable notice from the Auditing Party solely to verify the accuracy of the reports given and payments due under this Agreement. Such audit right may only be exercised once per Calendar Year by the Auditing Party and only once with respect to records covering any specific fiscal year.
          (d) The Auditing Party shall bear the full cost of such audit, unless it discloses an underpayment of royalties or overbooking of FTE funding by the Audited Party of more than [**] of the amount of royalties or FTE funding due or incurred over the audited period, in which case, the Audited Party shall bear the full cost of such audit and shall promptly remit to the Auditing Party the amount of any underpayment of royalties or the amount due because of any overbooking of FTE funding, and PHARMA may credit against any subsequent Royalties due to Genelabs the amount of any overpayment of royalties.
     5.8 Payments and Exchange Rate. Payments to each Party shall be made by electronic wire transfer of immediately available funds to the account of the Party, as designated in writing to the other Party. All payments under this Agreement shall be payable in US dollars. When conversion of payments from any foreign currency is required to be undertaken by PHARMA, such conversion shall be made using PHARMA’s then-current standard exchange rate

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
methodology as applied in its external reporting and consistent with PHARMA’s Accounting Standards.
     5.9 Income Tax Withholding. Genelabs will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by PHARMA, PHARMA will (a) deduct such taxes from the payment made to Genelabs, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Genelabs and certify its receipt by the taxing authority promptly following such payment.
     5.10 No Projections. Genelabs acknowledges and agrees that nothing in this Agreement shall be construed as representing an estimate or projection of either (a) the number of Collaboration Compounds or Products, if any, that may be successfully developed and/or commercialized or (b) anticipated sales of any Product, and that the milestones and Net Sales levels set forth in Sections 5.3, 5.4, 5.5 and Exhibit 5.3 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Genelabs in the event such milestones and/or Net Sales levels are achieved. PHARMA MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP AND/OR COMMERCIALIZE ANY COLLABORATION COMPOUND OR ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.
6.	REPRESENTATIONS, WARRANTIES AND COVENANTS
     6.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that, as of the date of this Agreement:
     (a) such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
     (b) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement;
     (c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy or other debtor’s rights laws and regulations;
     (d) the execution, delivery and performance of this Agreement by such Party does not (i) violate any agreement or instrument to which such Party is a party or by which such Party is bound, (ii) conflict with or result in a breach of any provision of its organizational documents or (iii) violate any law or regulation of any court,

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
governmental body or administrative or other agency having authority over such Party;
     (e) all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
     (f) it has the full and exclusive right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted by such Party under Article 3 hereof.
     6.2 Genelabs Representations and Warranties. Genelabs represents and warrants to PHARMA that as of the Effective Date:
     (a) Exhibit 1.B sets forth a complete and accurate list of all Genelabs Patents in existence as of the Effective Date;
     (b) Genelabs is the sole and exclusive owner or exclusive licensee of all of the Genelabs Patents free from Encumbrances and is listed in the records of the appropriate United States and/or foreign governmental agencies as the sole and exclusive owner of record or exclusive licensee for each registration, grant and application included in the Genelabs Patents;
     (c) Genelabs has the right to grant to PHARMA the licenses under the Genelabs Technology that it purports to grant hereunder;
     [**] and
          (n) (i) neither Genelabs nor to the knowledge of Genelabs any employee, agent or subcontractor of Genelabs involved or to be involved in any activities performed hereunder has been (A) convicted of an offense related to any federal or state health care program; (B) excluded from participation as a provider under any Federal or State health care program or (C) debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known to have been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by Genelabs in the performance of any activities hereunder; and (iii) no Person on any of the following FDA Clinical Investigator enforcement lists, including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List, will participate in the performance of any activities hereunder. Genelabs further certifies that if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of Genelabs who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists, it will provide notice of this to PHARMA within two (2) Business Days of its becoming aware of this fact.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
     6.3 Genelabs Covenants.
          (a) Genelabs covenants and agrees that it will not grant any interest in the Collaboration Patents or Collaboration Know-How which is inconsistent with the terms and conditions of this Agreement, nor shall Genelabs assign its right, title or interest in or to the Collaboration Patents to any Third Party or cause or permit any of the Genelabs Technology to be subject to any Encumbrances other than this Agreement or Encumbrances granted to Third Party financial institutions that are not Competitors in connection with a bona fide financing.
          (b) All individuals currently employed or retained by Genelabs who will perform any activities on behalf of Genelabs in connection with the Research Program have assigned to Genelabs the whole of their rights in any intellectual property conceived or reduced to practice by them as a result of the Research Program, and to the knowledge of Genelabs, no Third Party will have any rights to any such intellectual property. Any new individuals employed or retained by Genelabs who will perform any such activities will execute such an assignment.
     6.4 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY, MATERIALS AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, each Party expressly does not warrant (a) the success of any study or test commenced under the Research Program or (b) the safety or usefulness for any purpose of the intellectual property or technology it provides hereunder.
7.	INTELLECTUAL PROPERTY RIGHTS
     7.1 Ownership of Joint Inventions.
          (a) All Inventions arising from the Parties’ activities under this Agreement, including Patents and other intellectual property rights covering such Inventions, made solely by employees or consultants of a Party shall be owned by such Party.
          (b) All Joint Inventions shall be owned jointly by the Parties.
          (c) Determination of inventorship shall be made in accordance with United States patent laws.
          (d) Genelabs’ rights in any Joint Inventions made under this Agreement and its interest in any Joint Inventions owned jointly by the Parties shall be included in the Genelabs Technology for the purposes of this Agreement. PHARMA’s rights in any Joint Inventions

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
made under this Agreement and its interest in any Joint Inventions owned jointly by the Parties shall be included in the PHARMA Technology for the purposes of this Agreement.
          (e) In the event of any disagreement between the Parties regarding the inventorship or ownership of any Joint Invention, the Parties shall refer such dispute to a neutral Third Party patent attorney or other appropriately qualified person who is neither a current or former employee or director of, nor a current or former consultant or outside counsel to, either Party and who is mutually agreed upon by the Parties.
     7.2 Patent Prosecution.
          (a) The Genelabs Patents in existence as of the Effective Date are listed in Exhibit 1.B hereto. The Parties shall update such Exhibit as appropriate (at least once per Calendar Quarter) to add to Exhibit 1.B each Collaboration Patent filed after the Effective Date.
          (b) Genelabs will be solely responsible, in consultation with PHARMA, for filing, prosecuting and maintaining the Genelabs Patents, at its own expense, with PHARMA having the right to review and comment on strategic decisions and drafts of substantive patent submissions with respect thereto. Genelabs shall comply with, and incorporate in the applicable patent submissions, all PHARMA comments submitted pursuant to the foregoing sentence, unless Genelabs has reasonable objection thereto and discusses such objections with PHARMA. With respect to each Genelabs Patent, Genelabs shall prosecute such Patent in the jurisdictions set forth on Exhibit 7.2 as being Genelabs’ responsibility. Genelabs will keep PHARMA regularly and fully informed of the status of such Genelabs Patents and provide copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith.
          (c) In the event that Genelabs declines to file, prosecute or maintain any Genelabs Patent, it shall give PHARMA reasonable notice of at least [**] to this effect, sufficiently in advance to permit PHARMA to undertake such filing, prosecution and maintenance without a loss of rights, and thereafter PHARMA may, upon written notice to Genelabs, file and prosecute such Genelabs Patents and maintain such Genelabs Patents in Genelabs’ name, all at PHARMA’s expense (subject to the immediately following sentence), and all such Genelabs Patents shall remain owned exclusively by Genelabs, subject to the provisions of Section 3.1. If PHARMA incurs filing, prosecution and/or maintenance expenses with respect to Genelabs Patents owned by Genelabs in accordance with the immediately preceding sentence, PHARMA shall be entitled to deduct [**] from the payments due for [**] payable to Genelabs pursuant to this Agreement, subject to the Agreed Limit. Any portion of such expenses that PHARMA is entitled to deduct in accordance with the foregoing but which PHARMA is unable to deduct in any Calendar Quarter due to application of the Agreed Limit shall be rolled forward and deducted in the next Calendar Quarter for purposes hereof (subject to the Agreed Limit in such next Calendar Quarter) and so on until PHARMA has fully deducted the full amount of such expenses. PHARMA will keep Genelabs regularly and fully informed of the status of such Genelabs Patents and provide copies of all substantive documentation submitted to, or received from, the

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
patent offices in connection therewith. Genelabs shall have the right to review and comment on strategic decisions and drafts of substantive patent submissions with respect thereto. PHARMA shall comply with, and incorporate in the applicable patent submissions, all Genelabs comments submitted pursuant to the foregoing sentence, unless PHARMA has reasonable objection thereto and discusses such objections with Genelabs.
          (d) PHARMA may, but is not obligated, to file and prosecute Genelabs Patents and maintain such Genelabs Patents in Genelabs’ name, all at PHARMA’s expense (subject to the immediately following sentence), in the countries listed on Exhibit 7.2 as being PHARMA’s responsibility and in any other countries in its sole discretion, and all such Genelabs Patents shall remain owned exclusively by Genelabs, subject to the provisions of Section 3.1. If PHARMA incurs filing, prosecution and/or maintenance expenses with respect to Genelabs Patents owned by Genelabs in accordance with the immediately preceding sentence, PHARMA shall be entitled to deduct [**] from the payments due for [**] payable to Genelabs pursuant to this Agreement, subject to the Agreed Limit. Any portion of such expenses that PHARMA is entitled to deduct in accordance with the foregoing but which PHARMA is unable to deduct in any Calendar Quarter due to application of the Agreed Limit shall be rolled forward and deducted in the next Calendar Quarter for purposes hereof (subject to the Agreed Limit in such next Calendar Quarter) and so on until PHARMA has fully deducted the full amount of such expenses. PHARMA will keep Genelabs regularly and fully informed of the status of such Genelabs Patents and provide copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. Genelabs shall have the right to review and comment on strategic decisions and drafts of substantive patent submissions with respect thereto. PHARMA shall comply with, and incorporate in the applicable patent submissions, all Genelabs comments submitted pursuant to the foregoing sentence, unless PHARMA has reasonable objection thereto and discusses such objections with Genelabs. In the event that PHARMA declines to file, prosecute or maintain any Genelabs Patent, it shall give Genelabs reasonable notice of at least [**] to this effect, sufficiently in advance to permit Genelabs to undertake such filing, prosecution and maintenance without a loss of rights, and cooperate in transferring prosecution rights and applicable patent files to Genelabs. Such Patents transferred to Genelabs shall remain subject to the provisions of Section 3.1.
          (e) PHARMA will be solely responsible for filing, prosecuting and maintaining the PHARMA Patents at its own expense.
          (f) PHARMA will be responsible for filing, prosecuting and maintaining Joint Patents, with Genelabs having the right to review and comment on drafts of substantive patent submissions with respect thereto. PHARMA will keep Genelabs regularly and fully informed of the status of such Joint Patents and provide copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. Genelabs will assist PHARMA in connection with the prosecution and maintenance of such Joint Patents, including by providing access to relevant Persons and executing and producing all required documentation.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
          (g) PHARMA shall give timely notice to Genelabs of any decision not to file applications for, or to cease prosecution and/or maintenance of any Joint Patent, or not to continue to pay the expenses of prosecution and/or maintenance of any Joint Patent, on a country-by-country basis and shall permit Genelabs, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Joint Patent. PHARMA will provide such notice at least [**] prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent.
          (h) The Parties agree that Joint Patents shall be exclusively licensed to PHARMA in accordance with the terms of this Agreement.
     7.3 Patent Infringement.
          (a) Each Party will promptly notify the other of any infringement by a Third Party of any Collaboration Patent or Joint Patent of which it becomes aware, including any “patent certification” filed by a Third Party FDA application which references the foregoing (collectively “Third Party Infringement”). The Parties will consult with each other through the Committee to determine the response to any Third Party Infringement.
          (b) PHARMA will have the first right to take any action in connection with the Third Party Infringement as it reasonably determines appropriate, and Genelabs shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
          (c) If PHARMA fails to bring an action or proceeding with respect to, or to terminate, Third Party Infringement of any such Collaboration Patent or Joint Patent (i) within [**] days following Genelabs’ notice of alleged infringement pursuant to Section 7.3(a) or (ii) prior to [**] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Genelabs shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and PHARMA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if PHARMA notifies Genelabs in writing prior to [**] days before such time limit for the filing of any such action that PHARMA intends to file such action before the time limit, then PHARMA shall be obligated to file such action before the time limit, and Genelabs will not have the right to bring and control such action.
          (d) In no event shall either Party, through any court action or proceeding, any settlement arrangement or any proceeding, filing or communication with any patent office, admit the invalidity of, or otherwise impair the other Party’s rights in, any Collaboration Patent, or Joint Patent, without the other Party’s prior written consent.
          (e) At the request and expense of the Party controlling a Third Party Infringement action, the other Party shall provide reasonable assistance in connection therewith, including by executing and producing any required documents and joining as a party to the action if required.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
     7.4 Defense of Actions. In the event that a declaratory judgment or similar action alleging the invalidity or non-infringement of any of the Collaboration Patents or Joint Patents is initiated by any Third Party, each Party will promptly notify the other. The Parties will consult with each other to determine the response to such claim. If the Parties fail to agree on a joint program of action, PHARMA shall have the right to defend and control such action and, at PHARMA’s request and expense, Genelabs shall provide reasonable assistance to PHARMA in connection therewith, including by executing and producing any required documents and joining as a party to the action if required. PHARMA shall give Genelabs timely notice of any proposed settlement of any such proceeding relating to a Collaboration Patent or Joint Patent and shall not enter into such settlement admitting the invalidity of, or otherwise impairing Genelabs’ rights in, such Patents without the prior written consent of Genelabs. If PHARMA fails to defend and control such action with respect to any such Collaboration Patent or Joint Patent prior to [**] days before the time limit, if any, set forth in the appropriate laws and regulations for response to such action, Genelabs shall have the right to defend and control such action at its own expense and by counsel of its own choice, and, at Genelabs’ request and expense, PHARMA shall provide reasonable assistance to Genelabs in connection therewith, including by executing and producing any required documents and joining as a party to the action if required. Genelabs shall give PHARMA timely notice of any proposed settlement of any such proceeding relating to a Collaboration Patent or Joint Patent and shall not enter into such settlement admitting the invalidity of, or otherwise impairing PHARMA’s rights in, such Patents without the prior written consent of PHARMA.
     7.5 Recoveries. Any recovery obtained as a result of any proceeding described in Section 7.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 7.4, by settlement or otherwise, shall be applied in the following order of priority:
      (i) first, the Party initiating the suit, action or claim shall be reimbursed for all costs in connection with such proceeding paid by such Party;
      (ii) second, the other Party shall be reimbursed for all costs in connection with such proceeding paid by the other Party; and
      (iii) third, any remainder shall be [**].
     7.6 Drug Price Competition and Patent Term Restoration Act.
          (a) The Parties agree to cooperate in an effort to avoid loss of any Patents which may otherwise be available to the Parties hereto under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States, including by executing and producing any documents as may be reasonably required. In particular, the Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country and region where applicable to the Collaboration Patents or Joint Product Patents. Genelabs shall provide all

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
reasonable assistance to PHARMA, including permitting PHARMA to proceed with applications for such in the name of Genelabs, if so required.
          (b) The Parties shall cooperate in determining which Collaboration Patents or Joint Patents, if any, the Parties will attempt to extend, which determination shall be made in good faith by PHARMA. Genelabs shall provide reasonable assistance to PHARMA, including by executing and producing any required documents and providing any relevant patent information to PHARMA, so that PHARMA, as NDA applicant, may inform the FDA or other Regulatory Authority.
8.	LIMITATION OF LIABILITY
     IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits or revenue, except for liability to the extent any such damages are required to be paid to a Third Party as part of a Third Party Claim pursuant to Article 10.
9.	TERM AND TERMINATION
     9.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 9.2 or 9.3, this Agreement shall continue in effect until expiration of the last-to-expire Royalty Term hereunder.
     9.2 Termination by PHARMA. Notwithstanding anything contained in this Agreement to the contrary, PHARMA shall have the right to terminate this Agreement at any time in its sole discretion and for any reason after the end of the Research Program Term by giving sixty (60) days advance written notice to Genelabs. In the event of termination under this Section 9.2:
     (a) At the option of Genelabs exercisable by written notice to PHARMA within ninety (90) days following termination, PHARMA and Genelabs shall negotiate the terms for an arrangement where [**]; and
     (b) except as set forth in this Section 9.2 and in Section 9.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such early termination.
     9.3 Termination for Cause.
          9.3.1 Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:
          (a) upon written notice by a Party if the other Party is in material breach of its obligations hereunder by causes and reasons within its control and has not cured such

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
breach within ninety (90) days after written notice specifying the claimed particulars of such breach and requesting cure of the breach; provided, however, that if such breach is capable of being cured, but cannot be cured within such ninety (90) day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach; or
          (b) by a Party upon the Bankruptcy of the other Party.
          9.3.2 Effect of Termination for Cause.
          (a) Termination by PHARMA. If PHARMA terminates this Agreement under Section 9.3.1(a) or 9.3.1(b):
               (i) the licenses granted under Section 3.1(b) shall immediately terminate;
               (ii) the licenses granted under Section 3.1(a) and the provisions of Sections 3.6 and 3.7 and Sections 5.3 — 5.10 shall survive, except that [**];
               (iii) PHARMA shall have the right in its discretion to assume responsibility for the prosecution and/or maintenance of all Genelabs Patents, the provisions of Section 7.2(d) shall apply thereto with respect to all countries (and not only with respect to countries which were PHARMA’s responsibility pursuant to said Section prior to the termination of this Agreement) and Genelabs shall cooperate in transferring to PHARMA such prosecution and/or maintenance rights assumed by PHARMA;
               (iv) if PHARMA believes it has suffered monetary damages as a result of Genelabs’ breach, PHARMA shall have the right to make a claim against Genelabs for such damages; and
               (v) except as set forth in this Section 9.3.2(a) and in Section 9.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.
          (b) Termination by Genelabs. If Genelabs terminates this Agreement under Section 9.3.1(a) or 9.3.1(b):
                     (i) if Genelabs believes it has suffered monetary damages as a result of PHARMA’s breach, Genelabs shall have the right to make a claim against PHARMA for such damages;
                     (ii) PHARMA shall provide Genelabs with copies of its patent files for Genelabs Patents being prosecuted or maintained by it under Sections 7.2(c) or (d) and shall

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
cooperate in transferring prosecution rights to Genelabs, and the provisions of Section 9.2(a) shall apply; and
                     (iii) except as set forth in this Section 9.3.2(b) and in Section 9.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.
     9.4 Effect of Expiration or Termination; Survival.
          (a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties in accordance with this Agreement for Product(s) sold prior to such expiration termination. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.
          (b) The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for [**]. In addition, the provisions of the following Articles and Sections shall survive expiration or termination of this Agreement.

Article 1	(Definitions)
Section 2.10(b)	(relating to return of Materials)
Section 2.7.1 and 2.7.2	(Records and Reports)
Section 5.8	(Payments and Exchange Rate)
Section 5.9	(Income Tax Withholding)
Section 5.10	(No Projections)
Section 6.4	(Disclaimer)
Article 7	(Intellectual Property) (but only with respect to Joint Inventions)
Article 8	(Limitation of Liability)
Article 9	(Term and Termination)
Article 10	(Indemnification)
Article 11	(Miscellaneous)
     9.5 Rights in Bankruptcy.
          (a) All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the US Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Code. The Parties agree that PHARMA, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Genelabs under the Code, PHARMA will be entitled to a complete duplicate of (or complete access to, as

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Genelabs elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Genelabs upon written request therefor by PHARMA.
          (b) All rights, powers and remedies of PHARMA provided for in this Section 9.5 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code). In the event of the Bankruptcy of Genelabs, PHARMA, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Code). The Parties agree that they intend the following PHARMA rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of the Code: (i) the right of access to any intellectual property (including all embodiments thereof) of Genelabs, or any Third Party with whom Genelabs contracts to perform an obligation of Genelabs under this Agreement which is necessary for the development, registration, manufacture and/or marketing of Collaboration Compounds and/or Products in the Field in the Territory; (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work, and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Genelabs under this Agreement.
10.	INDEMNIFICATION
     10.1 Indemnification by PHARMA. PHARMA hereby agrees to indemnify, defend and hold Genelabs and its Affiliates, and their respective directors, officers, employees, contractors, agents and assigns (each, a “Genelabs Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, liabilities, investigations, proceedings, expenses and/or losses, including reasonable legal costs and attorneys’ fees (collectively, “Losses”), to which any Genelabs Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Person other than a Party or its Affiliates to the extent such Losses arise or result directly or indirectly out of: (i) the breach by PHARMA of any warranty, representation, covenant or agreement made by PHARMA in this Agreement, (ii) the actions of PHARMA or its Affiliates in connection with the research, development or commercialization of Collaboration Compounds or Products under this Agreement, or (iii) the negligence or willful or criminal misconduct of PHARMA or its Affiliates; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Genelabs Indemnitee or the breach by Genelabs of any warranty, representation, covenant or agreement made by Genelabs in this Agreement.
     10.2 Indemnification by Genelabs. Genelabs hereby agrees to indemnify, defend and hold PHARMA and its Affiliates and their respective directors, officers, employees, contractors,

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
agents and assigns (each, a “PHARMA Indemnitee”) harmless from and against any and all Losses to which any PHARMA Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Person other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of: (i) the breach by Genelabs of any warranty, representation, covenant or agreement made by Genelabs in this Agreement, (ii) the actions of Genelabs or its Affiliates in connection with the research or development of Collaboration Compounds and/or Products under this Agreement or (iii) the negligence or willful or criminal misconduct of Genelabs or its Affiliates; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any PHARMA Indemnitee or the breach by PHARMA of any warranty, representation, covenant or agreement made by PHARMA in this Agreement.
     10.3 Control of Defense.
          (a) Any Party or any of its Affiliates seeking indemnification hereunder (the “indemnified party”) shall notify the other Party (the “indemnifying party”) in writing reasonably promptly after the assertion against the indemnified party of any claim or allegation by a Third Party (a “Third Party Claim”) in respect of which the indemnified party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that it may have to the indemnified party except to the extent that the indemnifying party demonstrates that its ability to defend or resolve such Third Party Claim is adversely affected thereby.
          (b) (i) Subject to the provisions of Section 10.3(d) below, the indemnifying party shall have the right, upon written notice given to the indemnified party within thirty (30) days after receipt of the notice from the indemnified party of any Third Party Claim to assume the defense or handling of such Third Party Claim, at the indemnifying party’s sole expense, in which case the provisions of Section 10.3(b)(ii) below shall govern.
               (ii) The indemnifying party shall select counsel reasonably acceptable to the indemnified party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the indemnified party, and shall keep the indemnified party timely apprised of the status of such Third Party Claim. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to a settlement of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the indemnified party for which the indemnified party is not entitled to indemnification hereunder. The indemnified party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the indemnifying party fails to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 10.3(c)(ii) below shall govern.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
          (c) (i) If the indemnifying party does not give written notice to the indemnified party, within thirty (30) days after receipt of the notice from the indemnified party of any Third Party Claim, of the indemnifying party’s election to assume the defense or handling of such Third Party Claim, the provisions of Section 10.3(c)(ii) below shall govern.
               (ii) The indemnified party may, at the indemnifying party’s expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.
          (d) If the indemnified party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the indemnifying party in writing promptly after its discovery of facts upon which it intends to base its claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that it may have to the indemnified party except to the extent that the indemnifying party demonstrates that the indemnifying party’s ability to defend or resolve such claim is adversely affected thereby.
     10.4 Insurance. Each Party, at its own expense, shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the term of this Agreement.
11.	MISCELLANEOUS
     11.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes, tsunamis or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
     11.2 Assignment and Change of Control.
          11.2.1 Except as provided in this Section 11.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party.
          11.2.2 Either Party shall be entitled to assign the benefit and/or burden of this Agreement to any Affiliate or to its successor in connection with any merger, consolidation or sale or other disposal of all or substantially all of its assets and/or business to which this Agreement relates.
          11.2.3 Genelabs Change of Control. Upon a Change of Control of Genelabs involving a Competitor, Genelabs shall provide written notice to PHARMA and PHARMA shall have the right in its sole discretion, at its election at any time within [**] after such notice, to either:
               (a) terminate the Research Program (and thereby the Research Program Term) upon written notice to Genelabs or its successor. Upon such termination, all other provisions of this Agreement applicable to the period following the Research Program Term shall continue in force; or
               (b) terminate this Agreement upon written notice to Genelabs or its successor. Upon such termination, the provisions of Section 9.2 shall apply.
          11.2.4 Any attempted assignment not in accordance with this Section 11.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
     11.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
     11.4 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
If to Genelabs,

to:	Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, CA 94063
Attention: Chief Executive Officer
Facsimile No.: [**]

and:	Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, CA 94063
Attention: General Counsel
Facsimile No.: [**]

if to PHARMA,

to:	Novartis Institutes for BioMedical Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139
Attention: General Counsel
Facsimile No.: [**]
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth Business Day following the date of mailing if sent by mail.
     11.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws thereof.
     11.6 Jurisdiction. Any disputes between the Parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts located in the Southern District of New York (without restricting any right of appeal), and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in such courts and to any claim that such proceedings have been brought in an inconvenient forum, and further agree that a judgment or order in any such proceedings shall be binding upon each of them and may be enforced in the courts of any other jurisdiction.
     11.7 Entire Agreement; Amendments. This Agreement, together with the exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supercedes and cancels all previous express or implied agreements and understandings,

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
          The Parties acknowledge and agree that, as of the Effective Date, all confidential information disclosed pursuant to the Confidentiality Agreements by a Party or its Affiliates (including confidential information disclosed by Genelabs to individual employees of PHARMA or its Affiliates who were signatories to any of the Confidentiality Agreements) shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreements shall terminate and have no further force or effect as between the Parties; provided, that (i) the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreements prior to the Effective Date, (ii) any Person which is not a Party or an Affiliate of a Party and which is a signatory to any of the Confidentiality Agreements (other than any employee of PHARMA or an Affiliate of a Party, who are now subject to the obligations of Section 4 of this Agreement) shall remain bound by its obligations under the Confidentiality Agreements in accordance with the terms thereof, (iii) all provisions of the Letter Agreement that do not deal with confidentiality and use of information, except the third full paragraph on page four thereof dealing with [**], shall survive this Agreement and (iv) notwithstanding clause (iii) above, nothing in the Letter Agreement shall be construed to preclude PHARMA or its Affiliates from participating in any [**]. Any employee of PHARMA or its Affiliates who is a signatory to any of the Confidentiality Agreements shall be a Third Party beneficiary of the previous sentence.
     11.8 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.
     11.9 Independent Contractors. It is expressly agreed that Genelabs and PHARMA shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Genelabs nor PHARMA shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
     11.10 Waiver. The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
     11.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
     11.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
     11.13 Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement. PHARMA shall have the right to brand the Products using PHARMA related trademarks and trade names and any other trademarks and trade names it determines appropriate for the Product, which may vary by country or within a country (“Product Marks”); provided that nothing herein shall be deemed a license to PHARMA of any Genelabs trade name or trademark. PHARMA shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.
     11.14 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.
     11.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.16 No Third Party Beneficiaries. Subject to Section 11.7, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
     11.17 Extension to Affiliates. Each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.
     11.18 Further Assurances. PHARMA and Genelabs hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
Signature Page to Follow

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date set forth above.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.		GENELABS TECHNOLOGIES, INC.

BY:		BY:

NAME:	Jeremy Levin	NAME:	James A.D. Smith

TITLE:	Global Head Strategic Alliances	TITLE:	President and Chief Executive Officer

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
List of Exhibits
1.A	Genelabs Compounds

1.B	List of Genelabs Patents

1.C	Definition of Related Compounds

1.D	Research Plan

2.5.2	[**]

4.4	Press Release

5.1	Form of Invoice

5.3	Milestone Payments

6.2(h)	Exceptions

7.2	Patent Application Jurisdictions

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 1.A
Genelabs Compounds
[**]

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 1.B
List of Collaboration Patents
GENELABS PATENTS
(as of June 2, 2006)
[**]

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
PHARMA PATENTS
(as of June 2, 2006)
[**]

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 1.C
Related Compounds
[**]
Exhibit 1.D
Research Plan
[**]

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 2.5.2
[**]

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 4.4
Press Release
GENELABS ANNOUNCES COLLABORATION
FOR DEVELOPMENT AND COMMERCIALIZATION
OF HCV NON-NUCLEOSIDE DRUG CANDIDATES
REDWOOD CITY, Calif. – June 5, 2006 – Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that it has entered into a license and collaboration agreement with Novartis for the development and commercialization of compounds from Genelabs’ Hepatitis C Virus (HCV) non-nucleoside drug discovery program.
“I am delighted that Genelabs and Novartis are entering into this collaboration. This collaboration links us with a partner that has the scope, scale, expertise and commitment to make a major impact on the future treatment of HCV infection,” stated James A.D. Smith, President and Chief Executive Officer. “The Genelabs non-nucleosides covered by this collaboration have the potential to be complementary with other HCV drugs being developed by Novartis, and I believe Novartis is well positioned to move this project forward efficiently.”
Under the terms of the agreement, Genelabs is eligible to receive approximately $20 million over a planned two-year research program, including initial up-front payments of $12.5 million. If all potential clinical, regulatory and sales milestones are met, additional payments to Genelabs could exceed $175 million. Genelabs is also entitled to a royalty on net sales of products covered by the collaboration.
“This is the second major collaboration for Genelabs based on our HCV drug discovery platform, and we are very pleased to have Novartis as our partner,” stated Ronald C. Griffith, Ph.D., Chief Scientific Officer. “I am proud of the highly skilled and dedicated scientists working at Genelabs, who have all contributed to our HCV drug discovery successes.”
About the Hepatitis C Virus
Hepatitis C is a viral liver disease caused by infection with the Hepatitis C Virus. Worldwide, 170 million people are estimated to be infected with the hepatitis C virus. Liver disease resulting from chronic HCV infection is now recognized as the leading cause of liver failure and liver transplantation in the United States. Currently, there is no vaccine that can protect against HCV infection.
About the collaboration
Under the terms of the agreement, Genelabs is responsible for drug discovery research and Novartis is responsible for development and commercialization. Novartis has an option to extend the research funding for a third year and has a right of first negotiation for Genelabs’ HCV NS5a drug discovery compounds.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Lazard acted as financial advisor to Genelabs.
About Genelabs Technologies
Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.
Note: Genelabs® and the Genelabs logo are registered trademarks and Prestara™ is a trademark of Genelabs Technologies, Inc.
NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the progress of the Company’s HCV drug discovery programs, including the preclinical development status and future development of compounds that may result from the collaboration with Novartis. It also contains forward-looking statements regarding Genelabs’ NS5a program, the Company’s business strategy, and payments that may be received under the collaboration with Novartis. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, the potential delisting of Genelabs common stock from the Nasdaq Capital Market; fluctuations in Genelabs’ stock price; failures or setbacks in our HCV research and development programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara™, including an adverse response from the FDA or a determination to discontinue development of Prestara; lease termination; increases in expenses and Genelabs’ capital requirements and history of operating losses. Please see the information appearing in Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company’s research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 5.1

	contact person	company name
	position	address

Tel
Fax
COMPANY LOGO		E-mail: xxxx
INVOICE
Novartis Institute for Biomedical Research, Inc.

[**]	[**]
Date
FTE/Milestone payment debit for the period of (time frame) in reference to our Collaboration Agreement between (partner name) and Novartis Institute for Biomedical Research effective as of (date)
Detailed description of FTE calculation (No. of FTE, rate per FTE applied according to the contract)
Detailed description of Milestone and achievement with reference made to the article in the contract.
Total Payable                                                                          (currency)
xxxxxxx
Payment terms
Bank Wire information:

Bank Name:	XX
Account No.:	XX
ABA#:	XX (only applicable in the US)
IBAN:	XX (only applicable in Europe)
SWIFT CODE:	XX (applicable US and Europe)

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 5.3
Milestones
[**]
CONFIDENTIAL

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 6.2(h)
Exceptions
[**]

[ * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 7.2
Patent Application Jurisdictions
Genelabs’ Countries
[**]
PHARMA’s Countries
[**]